Solution Provider Agreement

This Solution Provider Agreement (hereinafter known as **"AGREEMENT"**) is entered into **2nd January 2022** (the **"Effective Date"**) by and between **SIMSON WELLNESS SDN BHD (SWSB) (Co. No. 1384814-X)** (hereinafter known as **"CUSTOMER"**) with headquarters located at **No. 35, Jalan 8/146, Bandar Tasik Selatan, 57000 Kuala Lumpur**, which consists of the following related companies but not limited to :

1) Simson Wellness Sdn Bhd
2) Simson Wellness Tech Corp (Labuan)
3) Simson Wellness Tech Corp (Nevada, US)

HEPTRON SDN BHD (Co. No. 1172920-W) (hereinafter known as **"SOLUTION PROVIDER"**) located at **D1-2-13, Solaris Dutamas, Jalan Dutamas 1, 50480 Kuala Lumpur**, also individually referred to as the **"Party"**, and collectively the **"Parties"**.

CUSTOMER hereby appoint SOLUTION PROVIDER, and SOLUTION PROVIDER hereby agree to act for CUSTOMER as IT solution provider for CUSTOMER to architect, supply, setup, implement, commence, hosting, maintain, and support of total IT solution not limited to Marketplace, eCommerce, ERP, POS and HRMS (hereinafter known as **"IT SOLUTION"**).

The parties intend to establish the terms of conditions that shall govern the usage of the IT SOLUTION in accordance with this Agreement, and all purchase orders (each such order, a "Purchase Order" issued pursuant to this Agreement.

In consideration of the foregoing and the mutual covenants, promises and agreements contained herein, the receipt and sufficiently of which is hereby acknowledged, and intending to be legally bound, the parties do hereby agree as follows:

A. APPOINTMENT

CUSTOMER hereby appoints SOLUTION PROVIDER, and SOLUTION PROVIDER hereby agrees to act for CUSTOMER as IT solution provider for CUSTOMER.

1. **Services.**

The SOLUTION PROVIDER shall perform the services listed in this Section 1 (the "Services").

1.1 To supply, build, implement, deploy, hosting, commerce, support and provide system usage's end-to-end IT SOLUTION.

1.2 Phase 1 : Marketplace Solution

1.3 Phase 2 : ERP Solution

1.4 Phase 3 : ERP Solution

1.5 Phase 4 : POS / Stock Solution

1.6 Subsequent Phases : ERP & POS Solution

1.7 All system hosting, system support & maintenance 9 X 6 NBD for back office and 10 X 10 NBD for outlets.

1.8 User manual and training modules

1.9 The SOLUTION PROVIDER will also include any other enhancement requirements out of the services which have been contracted and shall look into such enhancement request. Any variance order shall also be agreed between both parties and cost to be determined and agreed upon.

1.10 Upon the platform, ERP & POS system going live, the SOLUTION PROVIDER shall provide to the Customer the source code and necessary data / information.

2. **Compensation**

The CUSTOMER agrees to pay the SOLUTION PROVIDER MYR100,000.00 per service usage per year as payment for the Services provided or profit sharing as per note 3, whichever is higher. There is no limit on number of user usage in the Services, except HRMS. This fee will be paid in accordance with a schedule to be determined upon commencement of payment.

Note:

Services – "Services upon per service usage per month / year, subject to mutual agreement of both parties".

3. **Profit Sharing**

Profit sharing will only be charged to CUSTOMER upon commencement of platform usage based on one percent (1%) of the total gross profit gain from the CUSTOMER'S customers that is leveraging on the SOLUTION PROVIDER's services (this is excluding contact lens category where the quantum is to be determined). This profit sharing term will only come into effect upon completion of testing and trial run of the platform and the platform has gone live.

4. **Expenses**

The CUSTOMER agrees to reimburse the SOLUTION PROVIDER for all expenses incurred as a result of performing the Services. The SOLUTION PROVIDER agrees to submit all expenses to the CUSTOMER for approval prior to incurring the expense. All expenses must be approved in writing. The CUSTOMER will not be liable to reimburse the SOLUTION PROVIDER for any expense(s) that was not pre-approved.

5. **Payment**

The SERVICE PROVIDER shall submit an invoice to the CUSTOMER every 30 days. Invoices shall be paid within 14 days from the date of the invoice. Payments may be made by credit card / electronic transfer / cheque to HEPTRON SDN BHD.

6. **Term**

The term of this Agreement shall commence on the Effective Date, as stated above, and continue, unless otherwise terminated per the terms of this Agreement.

7. **Termination**

7.1 Either Party may terminate the Agreement at any time upon 120 days prior written notice to the other Party. In the event the Customer terminates the Agreement, the Customer shall still remain obligated to pay the SOLUTION PROVIDER for any Services performed up to the date of termination and any expenses approved, but not paid, prior to the date of termination. In the event the SOLUTION PROVIDER terminates the Agreement, the SOLUTION PROVIDER shall reimburse the Customer any amounts previously paid to the SOLUTION PROVIDER for which the SOLUTION PROVIDER has not yet performed the Services.

8. **Relationship of the Parties**

8.1 **No Exclusivity**

The Parties understand that this Agreement is not an exclusive arrangement. The Parties agree they are free to enter into other similar agreements with other parties. The SOLUTION PROVIDER agrees the SOLUTION PROVIDER will not enter into any agreements that conflict with the SOLUTION PROVIDER's obligation under this Agreement.

8.2 **Independent Contractor**

The SOLUTION PROVIDER is an independent contractor. Neither Party is an agent, representative, partner, or employee of the other Party.

9. **Dispute Resolution**

9.1 **Choice of Law**

The Parties agree that this Agreement shall be governed by the state and / or country in which the duties of this Agreement are expected to take place. In the event that the duties of this Agreement are to take place in multiple states and /or countries, this Agreement shall be governed by Malaysia law.

9.2 **Negotiation**

In the event of a dispute, the Parties agree to work towards a resolution through good faith negotiation.

9.3 **Mediation or Binding Arbitration**

In the event that a dispute cannot be resolved through good faith negotiation, the Parties agree to submit to binding mediation or arbitration.

9.4 **Attorney's Fees**

In the event of Arbitration and / or Mediation, the prevailing Party will be entitled to its legal fees, including, but not limited to, its attorney's fees.

10. General

10.1 Assignment

The Parties may not assign their rights and / or obligations under this Agreement.

10.2 Complete Contract

This Agreement constitutes the Parties entire understanding of their rights and obligations. This Agreement supersedes any other written or verbal communications between the Parties. Any subsequent changes to this Agreement must be made in writing and signed by both Parties.

10.3 Severability

If any section of this Agreement is found to be invalid, illegal, or unenforceable, the rest of this Agreement will still be enforceable.

10.4 Waiver

Neither Party can waive any provision of this Agreement, or any rights or obligations under this Agreement, unless agreed to in writing. If any provision, rights, or obligation is waived, it is only waived to the extent agreed to in writing.

11. Notices

All notices under this Agreement must be sent by email with read receipt requested or by certified or registered mail with return receipt requested. Notices shall be sent as follows:

CUSTOMER

SIMSON WELLNESS SDN BHD (SWSB) (1384814-X)

Address:	No. 35 Jalan 8/146 Bandar Tasik Selatan, 57000 Kuala Lumpur
Email:	datuksimep@gmail.com
	auditor@bolton-group.net

SOLUTION PROVIDER

HEPTRON SDN BHD (1172920-W)

Address:	D1-2-13, Solaris Dutamas, Jalan Dutamas 1, 50480 Kuala Lumpur
Email:	yihhow@heptron.my

IN WITHNESS WHEREOF THE PARTIES hereto have set the

written above.

Signed by)

For and on Behalf of **SIMSON WELLNESS SDN BHD**)

(Co. No. 1384814-X))

In the presence of:)

Name: